Filed Pursuant to Rule 424(b)(5)

Registration No. 333-188907

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 7, 2013)

DXP ENTERPRISES, INC.

Up to $50,000,000 of

COMMON STOCK

We have entered into an equity distribution agreement with Liquidnet, Inc. (“Liquidnet”) and BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”) (together with Liquidnet, the “Distribution Agents” and each a “Distribution Agent”), relating to shares of our common stock having an aggregate sales price of up to $50,000,000 offered by this prospectus supplement and the accompanying prospectus.  In accordance with the terms of the equity distribution agreement, we may offer and sell from time to time up to the maximum dollar amount of our shares through both or any one of Liquidnet and BB&T as our sales agent.  Sales of the shares, if any, will be made in “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including without limitation sales made directly on any existing trading market for the common stock or to or through a market maker, at prices prevailing at the time of sale.

The Distribution Agents will receive from us a commission of up to 2.5% based on the gross sales price per share for any shares sold through that Distribution Agent as sales agent under the equity distribution agreement, as further described under “Plan of Distribution”. In connection with the sale of shares of common stock on our behalf, each Distribution Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Distribution Agents may be deemed to be underwriting commission or discount.

Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “DXPE”. The last reported sales price per share of our common stock as reported by NASDAQ on December 2, 2015 was $31.16.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

LIQUIDNET	BB&T CAPITAL MARKETS

The date of this prospectus supplement is December 4, 2015.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Distribution Agents have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement and the accompanying prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are part of a shelf registration statement that we filed with the Securities and Exchange Commission (“SEC”). This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our securities being offered and other information you should know before investing in our securities. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the additional information described under “Where You Can Find More Information” on page S-iv of this prospectus supplement and page 13 of the accompanying prospectus before investing in our securities.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

As used in this prospectus, the terms “DXP,” “Company,” “we,” “our,” “ours” and “us” refer to DXP Enterprises, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus), prior to the termination of this offering.

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2014, filed with the SEC on March 16, 2015.

•
Our Quarterly Reports on Form 10-Q for our quarterly periods ended March 31, 2015, filed with the SEC on May 11, 2015, June 30, 2015, filed with the SEC on August 10, 2015, and September 30, 2015, filed with the SEC on November 9, 2015.

•	Our Current Report on Form 8-K filed with the SEC on June 23, 2015.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 9, 1996.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference in such documents). Requests for such copies should be directed to:

S-iii

DXP Enterprises, Inc.
7272 Pinemont Drive
Houston, Texas 77040
(713) 996-4700
Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.dxpe.com.

We furnish holders of our common stock with annual reports containing financial statements audited by our independent auditors in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Our common stock is listed on NASDAQ, and we are required to file reports, proxy statements and other information with NASDAQ. You may read any document we file with NASDAQ at the offices of The NASDAQ Stock Market, Inc., which is located at One Liberty Plaza, 165 Broadway New  York, New York 10006.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain or incorporate by reference, and our officers and representatives may from time to time make, statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. You are cautioned that any such forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by those forward-looking statements. These factors include, but are not limited to, the following:

•	decreased capital expenditures in the energy industry, which adversely impacts our customers’ demand for our products and services;

•	direct sales from manufacturers of products to end users;

•	changes in our customer and product mix, or adverse changes to the cost of goods we sell;

•	increased shipping and third-party transportation costs;

•	the effectiveness of management’s strategies and decisions;

S-iv

•	ability to refinance existing debt or comply with covenants of credit facilities;

•	general economic and business conditions, and volatility in commodity and energy prices;

•	risks associated with future acquisitions and our acquisition strategy;

•	new or modified statutory or regulatory requirements;

•	changing prices and market conditions; and

•
such other factors as discussed throughout the "Risk Factors" sections of this prospectus supplement and the accompanying prospectus, throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, and throughout Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014.

While our forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us, our results of operations can be affected by the assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors” in this prospectus supplement. Because such forward-looking statements are subject to risks and uncertainties and our actual results could differ materially from those in such forward-looking statements, the factors set forth under the heading “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and other reports that we file with the SEC from time to time, among others, in some cases have affected, and in the future could affect, our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statement made by us. Therefore, we cannot guarantee and you should not rely on the accuracy of the forward-looking statements.

All forward-looking statements included in this prospectus supplement are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement or statements. All forward-looking statements incorporated by reference into this prospectus supplement or the accompanying prospectus are made as of the date they were originally made based on information available to us on the date such statements were originally made, and we assume no obligation to update any such forward-looking statement or statements.

S-v

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. This summary is not complete and does not contain all of the information that you should consider when making your investment decision.

Our Company

DXP was incorporated in Texas in 1996 to be the successor to SEPCO Industries, Inc., founded in 1908. Since our predecessor company was founded, we have primarily been engaged in the business of distributing maintenance, repair and operating (MRO) products, equipment and service to industrial customers. The Company is organized into three business segments: Service Centers, Supply Chain Services and Innovative Pumping Solutions.

Our total sales have increased from $125 million in 1996 to $1.5 billion in 2014 through a combination of internal growth and business acquisitions. At September 30, 2015 we operated from 186 locations in forty-two states in the U.S., nine provinces in Canada, Dubai and one state in Mexico, serving more than 50,000 customers engaged in a variety of industrial end markets.  We have grown sales and profitability by adding additional products, services, locations and becoming customer driven experts in maintenance, repair and operating solutions.

Our principal executive office is located at 7272 Pinemont Houston, Texas 77040, and our telephone number is (713) 996-4700. Our website address on the Internet is www.dxpe.com and emails may be sent to info@dxpe.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus.

Industry Overview

The industrial distribution market is highly fragmented. Based on 2014 sales as reported by Industrial Distribution magazine, we were the 20th largest distributor of MRO products in the United States. Most industrial customers currently purchase their industrial supplies through numerous local distribution and supply companies. These distributors generally provide the customer with repair and maintenance services, technical support and application expertise with respect to one product category. Products typically are purchased by the distributor for resale directly from the manufacturer and warehoused at distribution facilities of the distributor until sold to the customer. The customer also typically will purchase an amount of product inventory for its near term anticipated needs and store those products at its industrial site until the products are used.

We believe that the distribution system for industrial products, as described in the preceding paragraph, creates inefficiencies at both the customer and the distributor levels through excess inventory requirements and duplicative cost structures. To compete more effectively, our customers and other users of MRO products are seeking ways to enhance efficiencies and lower MRO product and procurement costs. In response to this customer desire, three primary trends have emerged in the industrial supply industry:

•
Industry Consolidation. Industrial customers have reduced the number of supplier relationships they maintain to lower total purchasing costs, improve inventory management, assure consistently high levels of customer service and enhance purchasing power. This focus on fewer suppliers has led to consolidation within the fragmented industrial distribution industry.

•
Customized Integrated Service. As industrial customers focus on their core manufacturing or other production competencies, they increasingly are demanding customized integration services, consisting of value-added traditional distribution, supply chain services, modular equipment and repair and maintenance services.

•
Single Source, First-Tier Distribution. As industrial customers continue to address cost containment, there is a trend toward reducing the number of suppliers and eliminating multiple tiers of distribution. Therefore, to lower overall costs to the customer, some MRO product distributors are expanding their product coverage to eliminate second-tier distributors and become a “one stop source”.

We believe we have increased our competitive advantage through our traditional fabrication of integrated system pump packages and integrated supply programs, which are designed to address our customers’ specific product and procurement needs. We offer our customers various options for the integration of their supply needs, ranging from serving as a single source of supply for all or specific lines of products and product categories to offering a fully integrated supply package in which we assume the procurement and management functions, which can include ownership of inventory, at the customer's location. Our approach to integrated supply allows us to design a program that best fits the needs of the customer. Customers purchasing large quantities of product are able to outsource all or most of those needs to us. For customers with smaller supply needs, we are able to combine our traditional distribution capabilities with our broad product categories and advanced ordering systems to allow the customer to engage in one-stop sourcing without the commitment required under an integrated supply contract.

Business Segments

The Company is organized into three business segments: Service Centers (SC), Supply Chain Services (SCS) and Innovative Pumping Solutions (IPS). Our segments provide management with a comprehensive financial view of our key businesses. The segments enable the alignment of strategies and objectives and provide a framework for timely and rational allocation of resources within our businesses.

Segment	2014 Sales	% of Sales	End-Markets	Locations	Employees
SC	987,560	65.9%	Oil & Gas, Food & Beverage, General Industrial, Chemical & Petrochemical, Transportation	177 service centers 8 distribution centers	2,460
SCS	163,968	10.9%	Oil & Gas Food & Beverage, Mining & Transportation	74 customer facilities	274
IPS	348,134	23.2%	Oil & Gas Mining Utilities	12 fabrication facilities	698

Service Centers Segment

The Service Centers are engaged in providing MRO products, equipment and integrated services, including technical expertise and logistics capabilities, to industrial customers with the ability to provide same day delivery. We offer our customers a single source of supply on an efficient and competitive basis by being a first-tier distributor that can purchase products directly from manufacturers. As a first-tier distributor, we are able to reduce our customers' costs and improve efficiencies in the supply chain. We also provide services such as field safety supervision, in-house and field repair and predictive maintenance. We offer a wide range of industrial MRO products, equipment and integrated services through a continuum of customized and efficient MRO solutions.

A majority of our Service Center segment sales are derived from customer purchase orders. Sales are directly solicited from customers by our sales force. DXP Service Centers are stocked and staffed with knowledgeable sales associates and backed by a centralized customer service team of experienced industry professionals. At September 30, 2015, our Service Centers’ products and services were distributed from 185 service centers and 8 distribution centers.

DXP Service Centers provide a wide range of MRO products in the rotating equipment, bearing, power transmission, hose, fluid power, metal working, industrial supply and safety product and service categories. We currently serve as a first-tier distributor of more than 1,000,000 items of which more than 60,000 are stock keeping units (SKUs) for use primarily by customers engaged in the oil and gas, food and beverage, petrochemical, transportation and other general industrial industries. Other industries served by our Service Centers include mining, construction, chemical, municipal, agriculture and pulp and paper.

The Service Centers segment’s long-lived assets are located in the United States, Canada and Mexico. Approximately 16% and 12% of the Service Centers segment’s revenues were in Canada during the years ended 2014 and 2015, respectively, and virtually all of the remainder was in the U.S during these years.

At September 30, 2015, the Service Centers segment had approximately 2,103 full-time employees.

Supply Chain Services Segment

DXP’s Supply Chain Services (SCS) segment manages all or part of its customers’ supply chains, including procurement and inventory management. The SCS segment enters into long-term contracts with its customers that can be cancelled on little or no notice under certain circumstances. The SCS segment provides fully outsourced MRO solutions including, but not limited to, the following: inventory optimization and management; store room management; transaction consolidation and control; vendor oversight and procurement cost optimization; productivity improvement services; and customized reporting. Our mission is to help our customers become more competitive by reducing their indirect material costs and order cycle time by increasing productivity and by creating enterprise-wide inventory and procurement visibility and control.

DXP has developed assessment tools and master plan templates aimed at taking cost out of supply chain processes, streamlining operations and boosting productivity. This multi-faceted approach allows us to manage the entire channel for maximum efficiency and optimal control, which ultimately provides our customers with a low-cost solution.

DXP takes a consultative approach to determine the strengths and opportunities for improvement within a customer’s indirect supply chain. This assessment determines if and how we can best streamline operations, drive value within the procurement process, and increase control in storeroom management.

Decades of supply chain inventory management experience and comprehensive research, as well as a thorough understanding of our customers’ businesses and industries have allowed us to design standardized programs that are flexible enough to be fully adaptable to address our customers’ unique supply chain challenges. These standardized programs include:

•	SmartAgreement, a planned, pro-active procurement solution for MRO categories leveraging DXP’s local Service Centers.

•	SmartBuy, DXP’s on-site or centralized MRO procurement solution.

•	SmartSourceSM, DXP’s on-site procurement and storeroom management by DXP personnel.

•	SmartStore, DXP’s customized e-Catalog solution.

•	SmartVend, DXP’s industrial dispensing solution. It allows for inventory-level optimization, user accountability and item usage reduction by 20-40%.

•	SmartServ, DXP’s integrated service pump solution. It provides a more efficient way to manage the entire life cycle of pumping systems and rotating equipment.

DXP’s SmartSolutions programs help customers to cut product costs, improve supply chain efficiencies and obtain expert technical support. DXP represents manufacturers of up to 90% of all the maintenance, repair and operating products of our customers. Unlike many other distributors who buy products from second-tier sources, DXP takes customers to the source of the products they need.

At September 30, 2015, the Supply Chain Services segment operated supply chain installations in approximately sixty-two (62) of our customers’ facilities.

At September 30, 2015, all of the Supply Chain Services segment’s long-lived assets are located in the U.S. and all of 2014 and 2015 sales were recognized in the U.S.

At September 30, 2015, the Supply Chain Services segment had approximately 272 full-time employees.

Innovative Pumping Solutions Segment

DXP’s Innovative Pumping Solutions® (IPS) segment provides integrated, custom pump skid packages, pump remanufacturing and manufactures branded private label pumps to meet the capital equipment needs of our global customer base. Our IPS segment provides a single source for engineering, systems design and fabrication for unique customer specifications.

Our sales of integrated pump packages, remanufactured pumps or branded private label pumps are generally derived from customer purchase orders containing the customers’ unique specifications. Sales are directly solicited from customers by our dedicated sales force.

DXP’s engineering staff can design a complete custom pump package to meet our customers’ project specifications. Drafting programs such as Solidworks® and AutoCAD® allow our engineering team to verify the design and layout of packages with our customers prior to the start of fabrication. Finite Elemental Analysis programs such as Cosmos Professional® are used to design the package to meet all normal and future loads and forces. This process helps maximize the pump packages’ life and minimizes any impact to the environment.

With over 100 years of fabrication experience, DXP has acquired the technical expertise to ensure that our pumps and pump packages are built to meet the highest standards. DXP utilizes manufacturer authorized equipment and manufacturer certified personnel. Pump packages require MRO products and original equipment manufacturers’ (OEM) equipment such as pumps, motors, valves, and consumable products, such as welding supplies. DXP leverages its MRO product inventories and breadth of authorized products to lower the total cost and maintain the quality of our pump packages.

DXP’s fabrication facilities provide convenient technical support and pump repair services. The facilities contain state of the art equipment to provide the technical services our customers require including, but not limited to, the following:

•	Structural welding

•	Pipe welding

•	Custom skid assembly

•	Custom coatings

•	Hydrostatic pressure testing

•	Mechanical string testing

Examples of our innovative pump packages, but are not limited to:

•	Diesel and electric driven firewater packages

•	Pipeline booster packages

•	Potable water packages

•	Pigging pump packages

•	Lease Automatic Custody Transfer (LACT) charge units

•	Chemical injection pump packages wash down units

•	Seawater lift pumps

•	Jockey pump packages

•	Condensate pump packages

•	Cooling water packages

•	Seawater/produced water injection packages

•	Variety of packages to meet common industry specifications such as API, ANSI and NFPA

At September 30, 2015, the Innovative Pumping Solutions segment operated out of twelve facilities, ten of which are located in the United States and two in Canada.

Approximately 1.9% of the IPS segment’s long-lived assets are located in Canada and the remainder were located in the U.S. Approximately 9.6% of the IPS segment’s 2014 revenues were recognized in Canada and 89.4% were in the U.S.

At September 30, 2015, the IPS segment had approximately 644 full-time employees.

Recent Developments:

On December 3, 2015, DXP promoted Mr. Jay Randle to Senior Vice President/Sales and made him an executive officer of the Company. During 2015, Mr. Randle was involved in the following related party transactions:

•
A subsidiary of DXP leases a building under a twelve year lease. The building is used to manufacture pumps. Mr. Randle owns 20% of the entity which owns the building. The monthly current base rent is $24,050.

•	Mr. Randle owns 16.1% of an entity which owns 47.5% of Pumpworks Castings, LLC. A subsidiary of DXP owns 47.5% of Pumpworks Castings, LLC. Pumpworks Castings, LLC manufactures castings used by DXP.

DXP acquired B27, LLC on January 2, 2014. As a member of the seller group of B27, LLC, Mr. Randle will receive approximately $179,000 in connection with the working capital settlement paid by DXP during 2015.

THE OFFERING

Issuer	DXP Enterprises, Inc.

Common Stock Being Offered	Shares of common stock, $.01 par value, having an aggregate offering price of up to $50,000,000.

Use of Proceeds	We intend to use the net proceeds from the sale of shares for general corporate purposes. See “Use of Proceeds” below.

Risk Factors
See “Risk Factors” on page S-7 of this prospectus supplement and page 1 of the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Exchange Listing	Our common stock is traded on NASDAQ under the symbol “DXPE”.

RISK FACTORS

An investment in our common stock has a high degree of risk.  You should carefully consider the following risk factors, as well as the risk factors included under the caption “Risk Factors” beginning on page 1 of the accompanying prospectus and the risk factors included in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014,  which are incorporated by reference herein,  together with all the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risk factors should occur, our profitability, financial condition or liquidity could be materially impacted. As a result, you may lose part or all of your investment.

You may experience future dilution as a result of future equity offerings.

We are not restricted from issuing additional common stock or preferred stock, including securities that are convertible into or exchangeable for, or that represent to the right to receive, common stock or preferred stock. In future offerings, we may sell shares or other securities at a price per share that is less than the price per share paid by investors in this offering. The issuance of additional shares of common stock or securities convertible into our common stock will dilute the ownership interest of our existing common shareholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then-current common shareholders.

The right of shareholders to receive liquidation and dividend payments on our common stock is junior to the rights of holders of existing and future indebtedness and to any other senior securities we may issue in the future.

Shares of common stock are equity interests in DXP and do not constitute indebtedness. This means that the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock.  Our board of directors is authorized to issue additional classes or series of preferred stock in the future without any action on the part of our common shareholders.

Since we have discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Management will have broad discretion over the use of proceeds from this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the net proceeds will be invested, employed, or used in ways that do not yield a favorable, or any, return for us.  The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur as a result of our utilization of a universal shelf registration statement, our equity distribution agreement or otherwise could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or the market perception that we are permitted to sell a significant number of our securities would have on the market price of our common stock.

The trading price of our common stock may be volatile.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in our  periodic reports, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, commodity and energy price fluctuations, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could adversely affect our business.

USE OF PROCEEDS

We intend to use all of the net proceeds from this offering, after deducting the Distribution Agents’ commission and our offering expenses, for general corporate purposes, including, without limitation, growth and acquisition initiatives.  A portion of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes or used to pay down the revolving line of credit under our credit facility.  At September 30, 2015, $189.5 million was outstanding on our revolving line of credit and the term loan component of our credit facility was $184.4 million, for a total of $373.9 million outstanding  at a weighted average interest rate of approximately 2.45%.  Our credit facility expires on January 2, 2019.

An affiliate of BB&T is a lender under our credit facility.  As a result, such affiliate may receive a portion of the net proceeds from this offering to the extent that we use such proceeds, or any portion thereof, to repay amounts outstanding on our revolving line of credit.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with the Distribution Agents under which we may issue and sell shares of our common stock having an aggregate sales price of up to $50,000,000 from time to time through either or both Distribution Agents as our sales agents. Sales of the shares of common stock under this prospectus supplement, if any, will be in “at the market offerings” as defined in Rule 415 under the Securities Act, including, without limitation, sales made directly on NASDAQ or on any other existing trading market for the common stock or to or through a market maker.  As sales agents, the Distribution Agents will not engage in any transactions that stabilize our common stock.

From time to time during the term of the equity distribution agreement, we may deliver a placement notice to either Distribution Agent specifying the parameters of an offering of common stock, including the amount of shares to be sold, the length of the selling period, any limitation on the number of shares that may be sold in one day and the minimum price below which sales may not be made. Upon acceptance of a placement notice, the recipient Distribution Agent will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell on our behalf all of the designated shares of common stock under the terms and subject to the conditions set forth in the equity distribution agreement. We or the Distribution Agent may suspend the offering of shares of common stock at any time by notifying the other.  The obligation of the Distribution Agents under the equity distribution agreement to sell shares pursuant to any notice is subject to a number of conditions, which each Distribution Agent reserves the right to waive in its sole discretion.

Each Distribution Agent will provide written confirmation to us no later than the opening of the trading day following the trading day on which such Distribution Agent has sold shares of common stock for us under the equity distribution agreement.  Each confirmation will include the number of shares sold on that day, the gross proceeds from the sale of the shares, the aggregate compensation payable by us to that Distribution Agent in connection with the sale, and the net proceeds to us from the sale of the shares.

We will pay each Distribution Agent a commission of up to 2.5% of the gross sales price of any such shares sold, through that Distribution Agent as sales agent, as set forth in the equity distribution agreement.  However, such commission may be less than 2.5%. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.  We have also agreed to reimburse the Distribution Agents for certain of their legal expenses in certain circumstances (initial amount not to exceed $55,000, in the aggregate for both Distribution Agents combined, and further amounts not to exceed $10,000, in the aggregate for both Manages combined,  times the number of quarters for which due diligence is conducted).

Under the equity distribution agreement, we also may sell shares of common stock to each Distribution Agent, as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to a Distribution Agent as principal, we will enter into a separate terms agreement with that Distribution Agent, and we will describe that agreement in a separate prospectus supplement or pricing supplement. However, the sales agent has no obligation to agree to purchase common stock as principal or to enter into a separate agreement with us.

Settlement for sales of common stock will occur on the third trading day following the date on which any sales are made (or an earlier day if an earlier day becomes the industry practice for regular way trading) in return for payment of the net proceeds to us, unless we agree otherwise with the agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of common stock sold through the Distribution Agents, the net proceeds to us and the compensation paid by us to the Distribution Agents in connection with such sales of common stock.

We have agreed that during each period beginning with the date of any notice by us to sell shares and ending after the sale of the shares referenced in the notice or, if earlier, our withdrawal of such notice, we will notify the Distribution Agents before we offer to sell, contract to sell, sell, grant any option to sell or otherwise dispose of any shares of common stock (other than the shares to be sold hereunder) or securities convertible into or exchangeable for common stock, warrants or any rights to purchase or acquire common stock, other than with respect to shares issued, granted or sold or options to purchase common stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other stock or compensatory plan or arrangement described in this prospectus supplement or the accompanying prospectus, or securities issued in connection with an acquisition, merger or sale or purchase of assets, or shares issued or sold pursuant to any dividend reinvestment plan that we may adopt (provided implementation of such plan is disclosed to the Distribution Agents in advance), or the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock (provided implementation of such plan is disclosed to the Distribution Agents in advance), or shares issued upon the exchange, conversion, or redemption of securities or exercise of warrants, options or other rights in effect or outstanding.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement and (ii) the termination of the equity distribution agreement by either Distribution Agent, as to such Distribution Agent, or us in accordance with the equity distribution agreement.

In connection with the sale of shares of common stock on our behalf hereunder, each Distribution Agent may be deemed to be an “underwriter’” within the meaning of the Securities Act, and the compensation paid to that Distribution Agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Distribution Agents against specified liabilities, including liabilities under the Securities Act.

            We have determined that shares of our common stock are “actively-traded securities” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act. If we have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Exchange Act, we will promptly notify the Distribution Agents and sales of our common stock under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the Distribution Agents and us.

The Distribution Agents may engage in transactions with, or perform other services for, us in the ordinary course of business.  An affiliate of BB&T is a lender under our credit facility.  As a result, such affiliate may receive a portion of the net proceeds from this offering to the extent that we use such proceeds, or any portion thereof, to pay down the revolving line of credit under our credit facility.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Norton Rose Fulbright US LLP.  Certain legal matters in connection with this offering will be passed upon for the Distribution Agents by McGuireWoods LLP.

EXPERTS

The audited consolidated financial statements of DXP Enterprises, Inc. and subsidiaries as of December 31, 2014 and for the year ended December 31, 2014, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of DXP Enterprises, Inc. for the fiscal years ended December 31, 2013 and December 31, 2012 incorporated by reference herein have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are incorporated by reference in reliance upon that report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

DXP Enterprises, Inc.

$150,000,000

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants

This prospectus will allow us to issue up to an aggregate of $150,000,000 of our senior debt securities, subordinated debt securities, common stock, $.01 par value, preferred stock, $1.00 par value, and warrants from time to time at prices and on terms to be determined at or prior to the time of the offering. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

We encourage you to carefully read this prospectus and any prospectus supplement before you invest in our securities. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Global Market (“NASDAQ”) under the symbol “DXPE.” On May 24, 2013, the last reported sale price of our common stock on NASDAQ was $58.28.

We urge you to carefully review and consider the information under the heading “Risk Factors” on page 1 of this prospectus and in the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

As used in this prospectus, the terms “DXP,” “Company,” “we,” “our,” “ours” and “us” refer to DXP Enterprises, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

DXP ENTERPRISES, INC.

DXP was incorporated in Texas in 1996 to be the successor to SEPCO Industries, Inc., founded in 1908.  Since our predecessor company was founded, we have primarily been engaged in the business of distributing maintenance, repair and operating (“MRO”) products, equipment and service to industrial customers.  The Company is organized into three segments: Service Centers, Innovative Pumping Solutions and Supply Chain Services.

The Service Centers segment provides MRO products, equipment and integrated services, including technical expertise and logistics capabilities, to industrial customers with the ability to provide same day delivery. We offer our customers a single source of supply on an efficient and competitive basis by being a first-tier distributor that can purchase products directly from manufacturers. As a first-tier distributor, we are able to reduce our customers' costs and improve efficiencies in the supply chain.  We also provide services such as field safety supervision, in-house and field repair and predictive maintenance. We offer a wide range of industrial MRO products, equipment and integrated services through a complete continuum of customized and efficient MRO solutions.

The Supply Chain Services segment manages all or part of its customers’ supply chains including procurement and inventory management. The Supply Chain Services segment enters into long-term contracts with its customers that can be cancelled on little or no notice under certain circumstances. Supply Chain Services provides a fully outsourced MRO solution including: inventory optimization and management; store room management; transaction consolidation and control; vendor oversight and procurement cost optimization; productivity improvement services; and customized reporting. Our mission is to help our customers become more competitive by reducing their indirect material costs and order cycle time by increasing productivity and by creating enterprise-wide inventory and procurement visibility and control. DXP has developed assessment tools and master plan templates aimed at taking cost out of supply chain processes, streamlining operations and boosting productivity.  This multi-faceted approach allows us to manage the entire channel for maximum efficiency and optimal control, which ultimately provides our customers with a low-cost solution.

The Innovative Pumping Solutions® segment provides fabrication and technical design to meet the capital equipment needs of our global customer base. Our engineering staff can design a complete custom pump package to meet the customers’ project specifications. Drafting programs such as Solidworks® and AutoCAD® allow our engineering team to verify the design and layout of packages with our customers prior to the start of fabrication. Finite Elemental Analysis programs such as Cosmos Professional® are used to design the package to meet all normal and future loads and forces. This process helps maximize the pump packages’ life and minimizes any impact to the environment. With over 100 years of fabrication experience, DXP has acquired the technical expertise to ensure that our pumps and pump packages are built to meet the highest standards.

Our principal executive office is located at 7272 Pinemont Houston, Texas 77040, and our telephone number is (713) 996-4700.  Our website address on the Internet is www.dxpe.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and the discussion of risk factors under “Risk Factors” in those reports. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

Potential Anti-Takeover Effects

Our Restated Articles of Incorporation, as amended, allow our Board of Directors to issue shares of preferred stock without shareholder approval on such terms as the Board of Directors may determine. The rights of all the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Our Restated Articles of Incorporation, as amended, also do not allow cumulative voting in the election of directors. In addition, Sections 21.606 of the Texas Business Organizations Code (“TBOC”) imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations such as the Company and shareholders who beneficially own 20% or more of the corporation’s voting stock unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the shareholder acquiring such 20% ownership. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock and Indemnification of Officers and Directors.”

Limitation on Ability to Pay Dividends

We anticipate that future earnings will be retained to finance the continuing development of our business. In addition, our bank credit facility prohibits us from declaring or paying any dividends or other distributions on our capital stock except for the monthly $0.50 per share dividend on our Series B convertible preferred stock, which amounts to $90,000 in the aggregate per year. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, the success of our business activities, regulatory and capital requirements, our lenders, our general financial condition and general business conditions.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “estimates”, “will”, “should”, “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and actual results may vary materially from those discussed in the forward-looking statements as a result of various factors. These factors include the effectiveness of management’s strategies and decisions, our ability to implement our internal growth and acquisition growth  strategies, general economic and business condition specific to our primary customers, changes in government regulations, our ability to effectively integrate businesses we may acquire, new or modified statutory or regulatory requirements and changing prices and market conditions. Our Annual Report on Form 10-K identifies other factors that could cause such differences. We cannot assure that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. Our results of operations can be affected by the assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors.” Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness, investments in our subsidiaries or repurchasing or redeeming our securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND
 EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

We have computed the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for each of the following periods on a consolidated basis. You should read the following ratios in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus.

	Three Months Ended	Year Ended December 31,
	March 31, 2013	2012	2011	2010	2009		2008
Ratio of Earnings to Fixed Charges	6.13	7.98	7.31	4.43	(4.85	)(1)	5.41
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	6.08	7.88	7.18	4.36	(4.77	)(2)	5.33

(1)
The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2009. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $54.5 million of earnings in the fiscal year ended December 31, 2009.

(2)
The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the fiscal year ended December 31, 2009. In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $54.6 million of earnings in the fiscal year ended December 31, 2009.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;
•	through agents;
•	through underwriters;
•	through dealers; and
•	through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”). We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements (which may be entered into with us) to indemnification by us against specific liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of any agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of any such agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of debt securities (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The debt securities will be senior debt securities or subordinated debt securities. The senior debt securities will be issued under an indenture (the “Senior Indenture”) to be entered into among us and a trustee named in the applicable prospectus supplement, as trustee (the “Senior Trustee”), and the subordinated debt securities will be issued under a separate indenture (the “Subordinated Indenture”) to be entered into among us and a trustee to be named in the applicable prospectus supplement, as trustee (the “Subordinated Trustee”). The term “Trustee” used in this Prospectus shall refer to the Senior Trustee or the Subordinated Trustee, as appropriate. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the “Indentures” and individually as “Indenture.” The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”), and may be supplemented from time to time following execution. Capitalized terms used in this section and not otherwise defined in this section will have the respective meanings assigned to them in the Indentures.

General

The debt securities will be our direct obligations. The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related Indenture, which may include (without limitation) the following:
•	the title and series of the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the price or prices at which the debt securities will be issued;
•	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;
•	the interest rate or rates (which may be fixed, variable or a combination thereof) per annum of the debt securities or the method of determining the interest rate or rates of the debt securities;
•
if applicable, the date or dates from which interest on the debt securities will accrue or the method or methods by which the date or dates are to be determined, the interest payment dates, the date or dates on which payment of interest will commence and the regular record dates for any interest payable on such interest payment dates;

•
if applicable, the date after which and the price or prices at which the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or at the option of the holders of the debt securities and the other detailed terms and provisions of such optional redemption;

•
the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security and any additional information related to the global debt securities;

•	the denomination or denominations of debt securities;
•
whether the debt securities will be issued in registered or bearer form or both and, if in bearer form, the related terms and conditions and any limitations on issuance of such bearer debt securities (including exchange for registered debt securities of the same series);

•	information with respect to book-entry procedures;
•	whether any of the debt securities will be issued as original issue discount securities;
•	each office or agency where, subject to the terms of the Indenture, the debt securities may be presented for registration of transfer or exchange;
•
if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

•	if other than the Trustee, the identity of each security registrar, paying agent and authenticating agent; and
•	any other terms of the debt securities.

Covenants

Under the Indentures, we have agreed to:
•	pay the principal of, interest and any premium on, the debt securities when due;
•	maintain a place of payment;
•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium;
•	deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the Indentures; and
•	preserve and keep in full force and effect our existence, rights and franchises.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, each of the following events will be an Event of Default under an Indenture with respect to any series of debt securities issued under that Indenture:
•	failure to pay principal of (or premium, if any, on) any debt security of the series when due;
•	failure to deposit a sinking fund payment or any other such analogous required payment, if any, when due by the terms of a debt security of the series;
•	failure to pay any interest on any debt security of the series when due, continued for 30 days;
•	failure to perform or comply with any covenant in the applicable Indenture or related supplemental indenture, continued for 90 days after written notice as provided in the Indenture;
•	certain events in bankruptcy, insolvency or reorganization affecting us; and
•	any other Event of Default set forth in the applicable Indenture or supplemental indenture relating to the debt securities of that series.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The applicable Trustee may withhold notice to the holders of a series of debt securities of any default, except payment defaults on those debt securities, if it considers such withholding to be in the interest of the holders.

If an Event of Default occurs and is continuing, then the applicable Trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series may declare the entire principal amount of the debt securities of that series to be due and payable immediately; provided, however, that the holders of a majority of the aggregate principal amount of the debt securities of that series may, under certain circumstances, void the declaration.

Subject to provisions in each Indenture relating to its duties in case an Event of Default shall have occurred and be continuing, no Trustee will be under an obligation to exercise any of its rights or powers under that Indenture at the request or direction of any holders of debt securities then outstanding under that Indenture, unless such holders shall have offered to the applicable Trustee reasonable indemnity. In general, such reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any power conferred on the applicable Trustee for any series of debt securities.

Defeasance

When we use the term “defeasance,” we mean a discharge from some or all of our obligations under the applicable Indenture. We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance or to be released from covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the applicable trustee sufficient cash or government securities to pay the principal, any interest or premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable Indenture, except for certain obligations, including obligations to register the transfer or exchange of debt securities, to replace lost, stolen or mutilated debt securities, to pay principal and any premium or interest on the originally-stated due dates and certain other obligations set forth in the Indenture.

We may discharge our obligations under the Indentures or be released from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in U.S. federal income tax law since the date of the Indenture. No Event of Default with respect to the debt securities discharged shall have occurred or be continuing on the date of the deposit in furtherance of defeasance.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally as money borrowed, including guarantees, by us or, if applicable to any series of outstanding debt securities, by our subsidiaries and guaranteed by us that is not expressly subordinate or junior in right of payment to any of our or, if applicable, any of our subsidiary’s other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, the related supplemental indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and, if applicable, that of any of our subsidiaries that is designated as “Senior Indebtedness” with respect to the series. Under any Subordinated Indenture, payment of the principal, interest and premium, if any, on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness. The Subordinated Indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property until payment in full of the Senior Indebtedness; or
•
we fail to pay the principal, interest, premium, if any, or any other amounts on any Senior Indebtedness when due or during the continuance of certain defaults on any Senior Indebtedness unless such payments are approved by the representatives of all forms of the Senior Indebtedness.

Any Subordinated Indenture will not limit the amount of Senior Indebtedness that we may incur.

No Personal Liability of Officers, Directors, Employees or Stockholders

No director, officer, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any Indenture or the debt securities by reason of his, her or its status as such.

DESCRIPTION OF CAPITAL STOCK
 AND
 INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our Restated Articles of Incorporation, as amended, and our Bylaws, which are incorporated by reference in this prospectus, and to Texas law.

General

The Company has an authorized capitalization of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $1.00 par value, of which 1,000,000 shares have been designated Series A Preferred Stock and 1,000,000 shares have been designated Series B Convertible Preferred Stock. We have reserved a total of (i) 468,324 shares of our common stock for grants of options and restricted stock awards under our stock plans and (ii) 420,000 shares of our common stock for conversion of Series B Convertible Preferred Stock. As of May 24, 2013, there were 14,201,800 shares of common stock, 1,122 shares of Series A Preferred Stock and 15,000 shares of Series B Convertible Preferred Stock outstanding. As of such date, there were 464 holders of record of common stock, four holders of Series A Preferred Stock and three holders of Series B Convertible Preferred Stock.

Common Stock

Dividends. The holders of shares of Series B Convertible Preferred Stock are entitled to dividends before the payment of any dividends to holders of shares of common stock. The holders of shares of common stock have no right or preference to the holders of shares of any other class of capital stock of the Company in respect of the declaration or payment of any dividends or distributions by the Company. Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of shares of common stock shall be entitled to equally receive any dividends or distributions if and when declared by the Board of Directors out of any funds legally available for that purpose.

Liquidation, Dissolution or Winding Up. Subject to the required cash payments to the Series A Preferred Stock and the Series B Convertible Preferred Stock and the prior rights of any other series of preferred stock then outstanding, after payment of liabilities the remainder of the assets of the Company, if any, shall be divided and distributed ratably among the holders of the Series B Convertible Preferred Stock and the common stock.

Redemption. No shares of common stock are callable or redeemable by the Company.

Conversion. No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company.

Voting. Each share of common stock entitles the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Company on all propositions presented to the shareholders generally. Except as specifically provided in the TBOC or in the Company’s Restated Articles of Incorporation, as amended, or Bylaws, the affirmative vote required for stockholder action shall be that of holders of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present. Voting is non-cumulative.

Preemptive Rights. No holder of any security of the Company is entitled to preemptive rights.

Preferred Stock

The following description of the terms of the preferred stock sets forth the material terms and provisions of the preferred stock to which any prospectus supplement may relate. Other terms of any series of the preferred stock offered by any prospectus supplement will be described in that prospectus supplement. The description of the provisions of the preferred stock set forth below and in any prospectus supplement is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, relating to each series of the preferred stock.

Our Series A Preferred Stock has a liquidation cash payment right of $100 prior to any distribution of assets available for distribution to any other shareholder. It has no dividend preference, conversion right or mandatory redemption features. Holders of our Series A Preferred Stock are entitled to 1/10 of a vote for each share on all matters submitted to a stockholder vote.

Our Series B Preferred Stock has, subject to the Series A Preferred Stock liquidation cash payment right, a liquidation cash payment right of $100 prior to any distribution of assets available for distribution to any other shareholder and thereafter has the right to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any other outstanding shares of preferred stock. Our Series B Preferred Stock also has the right to receive dividends out of any funds available for that purpose at the rate of 6% per annum of the stated value of such Series B Preferred Stock. The Company, at its option, may redeem the Series B Preferred Stock, in whole or in part, five years from its date of issuance. Each share of Series B Preferred Stock is convertible at any time prior to redemption, at the holder’s option, into 28 shares of common stock. Holders of our Series B Preferred Stock are entitled to 1/10 of a vote for each share on all matters submitted to a stockholder vote.

The preferred stock may be issued from time to time by our Board of Directors as shares of one or more series. Subject to the provisions of our Restated Articles of Incorporation, as amended, and limitations prescribed by law, our Board of Directors is expressly authorized to adopt resolutions to issue the shares, fix the number of shares, change the number of shares constituting any series and provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any action or vote by the holders of common stock.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered by the prospectus supplement for specific terms, including:
•	the designation and stated value per share of such preferred stock and the number of shares offered;
•	the amount of liquidation preference per share;
•	the initial public offering price at which the preferred stock will be issued;
•	the dividend rate or method of calculation, the dates on which dividends shall be payable, the form of dividend payment and the dates from which dividends shall begin to accumulate, if any;
•	any redemption or sinking fund provisions;
•	any conversion or exchange rights; and
•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and non-assessable and will have no preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to the rights of our general creditors.

Certain Anti-Takeover Effects of Certain Provisions of the Company’s Articles of Incorporation, Bylaws and the Texas Business Organizations Code

The Company’s Restated Articles of Incorporation, as amended, and Bylaws contain certain provisions that could make the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise more difficult. The description of such provisions, set forth below, is intended only as a summary and is qualified in its entirety by reference to the Restated Articles of Incorporation, as amended, and Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Preferred Stock. The Restated Articles of Incorporation, as amended, authorize the Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series. The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the Company’s shareholders, unless such action is required by the Restated Articles of Incorporation, as amended, applicable laws or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded.

Although the Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror otherwise would be able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some or a majority of the Company’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

Special Meeting of Shareholders. The Bylaws provide that special meetings of shareholders may be called by the President or the Chairman of the Board of Directors and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of shareholders owning 30% of the capital stock of the Company issued and outstanding and entitled to vote. Such provisions, together with the other anti-takeover provisions described herein, could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company.

Texas Anti-Takeover Law. Section 21.606 of the TBOC imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the affiliated shareholder becoming an affiliated shareholder. Section 21.606 prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between a shareholder beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such shareholder being defined as an affiliated shareholder) for a period of three years following the date the shareholder acquired the shares representing 20% or more of the corporation’s voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. The provisions requiring such a vote of shareholders do not apply to a transaction with an affiliated shareholder if such transaction or the purchase of shares by the affiliated shareholder is approved by the board of directors before the affiliated shareholder acquires beneficial ownership of 20% of the shares or if the affiliated shareholder was an affiliated shareholder prior to December 31, 1996 and continued as such through the date of the transaction. Section 21.607 contains a provision that allows a corporation to elect out of the statute by an amendment to its articles of incorporation or bylaws prior to December 31, 1997. Section 21.606 could have the effect of delaying, deferring or preventing a change in control of the Company.

Indemnification of Directors and Officers

Section 8.101 of the TBOC provides that a corporation may indemnify any director or officer who was, is or is threatened to be named as a defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in the defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Section 8.101 of the TBOC.

The Company’s Restated Articles of Incorporation, as amended, and Bylaws provide for indemnification of its officers and directors and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBOC. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Company’s Bylaws.

The above discussion of the TBOC, the Company’s Restated Articles of Incorporation, as amended, and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, the Restated Articles of Incorporation, as amended, and Bylaws, respectively.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our senior debt securities, subordinated debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. That warrant agreement, together with the terms of the warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the anti-dilution provisions of such warrants;
•	if applicable, the redemption or call provisions of such warrants;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Until they exercise their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to:
•	receive payments of principal of (or premium, if any, on) or interest, if any, on any debt securities purchasable upon exercise;
•	receive dividend payments, if any, with respect to any underlying securities; or
•	exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Fulbright & Jaworski L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements, the related financial statement schedules, and the effectiveness of internal control over financial reporting appearing in this Prospectus and Registration Statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.dxpe.com.

We furnish holders of our common stock with annual reports containing financial statements audited by our independent auditors in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”).

Our common stock is listed on NASDAQ, and we are required to file reports, proxy statements and other information with NASDAQ. You may read any document we file with NASDAQ at the offices of The NASDAQ Stock Market, Inc., which is located at 9600 Blackwell Road, Rockville, MD 20850.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2012, filed with the SEC on March 11, 2013.

•	Our Quarterly Report on Form 10-Q for our quarterly period ended March 31, 2013, filed with the SEC on May 8, 2013.

•	Our Current Reports on Form 8-K filed with the SEC on April 17, 2013, May 2, 2013 and May 3, 2013.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 9, 1996.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference in such documents). Requests for such copies should be directed to:

DXP Enterprises, Inc.
 7272 Pinemont Drive
 Houston, Texas 77040
 (713) 996-4700
 Attention: Corporate Secretary